Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-158097 on Form S-3 of our report dated March 11, 2009, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Partners, LP (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the preparation of the portions of the Spectra Energy Partners, LP consolidated financial statements attributable to operations contributed by or purchased from Spectra Energy Corp from the separate records maintained by Spectra Energy Capital, LLC) and the effectiveness of Spectra Energy Partners, LP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Spectra Energy Partners, LP for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
May 18, 2009